FOR IMMEDIATE RELEASE:
CONTACT:
Spencer L. Sterling, President & CEO	Carl Hymans
DDS Technologies USA, Inc.	G. S. Schwartz & Co.
561-750-4450	212-725-4500
carlh@schwartz.com

DDS TECHNOLOGIES USA, INC. COMPLETES EQUITY FINANCING

BOCA RATON, FL-April 14, 2005-DDS Technologies USA, Inc. (OTCBB: DDSU), www.ddstechusa.com, today announced it has completed a financing for approximately $2.2 million through the sale of 2,175 shares of its Series A Convertible Preferred Stock, stated value of $1,000 per share. The preferred stock is initially convertible into approximately 3.1 million shares of common stock at a conversion rate of $.70 per share and has a 6% annual dividend rate payable quarterly in arrears in cash or, subject to standard equity conditions, in common stock, at the Company’s option. The Company may raise up to an additional $1.8 million through the sale of additional shares of convertible preferred stock.

Each purchaser also received two warrants, a long term warrant exercisable for a period of five years to acquire shares of common stock and a short term warrant exercisable for a period of one year to acquire additional shares of preferred stock and long term warrants. The long term warrants in the aggregate are exercisable for approximately 2.3 million shares of common stock at a price of $.875 per share. The short term warrants in the aggregate are exercisable for (i) the same number of shares of preferred stock as issued in the offering and (ii) long term warrants for a number of shares of common stock equal to 35% of the number of shares of common stock issuable upon conversion of the preferred stock that would be issued upon exercise of the short term warrants. The short term warrant exercise price is $1,000 per share of preferred stock together with the accompanying long term warrants. The preferred stock to be issued upon exercise of the short term warrants has the same rights and preferences as the preferred stock issued in the offering, except the conversion price is initially $0.85 per share.

The securities offered have not been registered under the Federal securities laws and may not be sold in the United States absent registration or an applicable exemption from registration

Spencer L. Sterling, DDS President and CEO said, “The purpose of this offering was to enhance our financial strength and position DDS for future growth as we develop new opportunities for our technology in a broad array of industries.”

ABOUT DDS TECHNOLOGIES

DDS Technologies USA, Inc. holds the rights to a revolutionary processing technology which maximizes the net output of a broad spectrum of agricultural products. The Company’s new DDS System utilizes a new longitudinal micrometric separator, along with other technologies, to separate various fractions (proteins, fiber, starch, etc.) and converts processing waste streams into value added products for further processing or resale. The DDS System is a unique process whereby fragments of organic and inorganic matter are “crushed to collision” through violent accelerations and decelerations causing the disaggregation of the structure. As part of the process, the matter is separated into the various fractions contained therein. DDS Technologies USA, Inc. is a development stage company, which holds the exclusive license for the DDS dry disaggregation system worldwide.

Certain statements in this news release that involve expectations or intentions (such as those relating to future deployments or planned operations) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The information in this press release is based on current expectations and assumptions, and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks include, among others, general business and economic conditions, competitive actions, continued acceptance of products and services and dependence on third party performance as well as the risks and uncertainties referred to in DDS Technologies USA’s current filings with the Securities and Exchange Commissions. The reader should not place undue reliance on such forward-looking statements. DDS Technologies USA does not assume any obligation to update such forward-looking statements.

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